UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                              FORM N-17f-2

            Certificate of Accounting of Securities and Similar
                      Investments in the Custody of
                     Management Investment Companies

                 Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


1.   Investment Company Act Rule Number:

     811-2354

2.   State identification Number:   SEE ATTACHED

3.   Exact name of investment company as specified in registration statement:

     Provident Institutional Funds

4. Address of principal executive office (number, street, city, state, Zip code):

     400 BELLEVUE PARKWAY
     WILMINGTON, DE  19809








Report of Independent Accountants
To the Board of Trustees of The Provident Institutional Funds:

We have examined management's assertion about the New York Money Fund (the "Fund"), a portfolio of Provident Institutional Funds, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of September 30, 1998 included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. The date of our last examination was July 27, 1998. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public
Accountants and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of September 30, 1998:


  Confirmation of all securities held by institutions in book entry form, at the Federal Reserve Bank of Cleveland, the Depository Trust Company, the
Participatory Trust Company, and Bankers Trust Company;

  Confirmation of all securities out for transfer with brokers;

  Reconciliation of all such securities to the books and records of the Fund and the Custodian, PNC Bank, National Association;

  Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the custodian records.


We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the New York
Money Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment
Company Act of 1940 as of September 30, 1998, with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of management of Provident Institutional Funds and the Securities and Exchange Commission and should not be used for any other purpose.

PricewaterhouseCoopers LLP
October 16, 1998





Report of Independent Accountants
To the Board of Trustees of Provident Institutional Funds:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Provident Institutional Funds (the "Funds") consisting of
New York Money Fund, California Money Fund, TempFund, TempCash, T-Fund, FedFund, Treasury Trust Fund, Federal Trust Fund, MuniFund and MuniCash, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of May 26, 1999. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 26, 1999, and with respect to agreement of security purchases and sales, for the period from September 30, 1998 (the date of our last examination), through May 26, 1999:

  Confirmation of all securities held by institutions in book entry form, at the Federal Reserve Bank of Cleveland, the Depository Trust Company, the Participatory Trust Company, and Bankers Trust Company;

  Confirmation of all securities out for transfer with brokers;

  Reconciliation of all such securities to the books and records of the Funds and the Custodian, PNC Bank, National
Association;

  Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the custodian records; and

  Agreement of twenty-seven security purchases and twenty security sales or maturities since our last report from the books and records of the Funds to trade confirmations.


We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that Provident Institutional Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 26, 1999 with respect to securities reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors, management, and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
August 13, 1999





Report of Independent Accountants
To the Board of Trustees of Provident Institutional Funds:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Provident Institutional Funds (the "Funds") consisting of New York Money Fund, California Money Fund, TempFund, TempCash, T-Fund, FedFund, Treasury Trust Fund, Federal Trust Fund, MuniFund and MuniCash, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of July 30, 1999.
Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 30, 1999, and with respect to agreement of security purchases and sales, for the period from May 26, 1999 (the date of our last examination), through July 30, 1999:

  Confirmation of all securities held by institutions in book entry form, at the Federal Reserve Bank of Cleveland, the Depository Trust Company, the Participatory Trust Company, and Bankers Trust Company;

  Confirmation of all securities out for transfer with brokers;

  Reconciliation of all such securities to the books and records of the Funds and the Custodian, PNC Bank, National
Association;

  Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the custodian records; and

  Agreement of twenty-three security purchases and twenty security sales or maturities since our last report from the books and records of the Funds to trade confirmations.


We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that Provident

Institutional Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 30, 1999 with respect to securities reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors, management, and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
August 31, 1999





Report of Independent Accountants
To the Board of Trustees of Provident Institutional Funds:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Provident Institutional Funds (the "Funds") consisting of New York Money Fund, California Money Fund, TempFund, TempCash, T-Fund, FedFund, Treasury Trust Fund, Federal Trust Fund, MuniFund and MuniCash, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of September 30, 1999. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of September 30, 1999, and with respect to agreement of security purchases and sales, for the period from July 30, 1999 (the date of our last examination), through September 30, 1999:

  Confirmation of all securities held by institutions in book entry form, at the Federal Reserve Bank of Cleveland, the Depository Trust Company, the Participatory Trust Company, and Bankers Trust Company;

  Confirmation of all securities out for transfer with brokers;

  Reconciliation of all such securities to the books and records of the Funds and the Custodian, PNC Bank, National
Association;

  Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the custodian records; and

  Agreement of thirty security purchases and twenty security sales or maturities since our last report from the books and records of the Funds to trade confirmations.


We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that Provident Institutional Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 1999 with respect to securities reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors, management, and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
October 31, 1999






Report of Independent Accountants
To the Board of Trustees of Provident Institutional Funds:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about the Provident Institutional Fund (the "Funds"), consisting of the TempFund, TempCash and New York Money Fund's, compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of October 31,1999. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 1999, and with respect to agreement of security purchases and sales, for the period from September 30, 1999 (the date of our last examination), through October 31, 1999:

  Confirmation of all securities held by institutions in book entry form, at the Federal Reserve Bank of Cleveland, the Depository Trust Company, the Participatory Trust Company, and Bankers Trust Company;

  Confirmation of all securities out for transfer with brokers;

  Reconciliation of all such securities to the books and records of the Funds and the Custodian, PNC Bank, National
Association;

  Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the custodian records; and

  Agreement of nine security purchases and six security sales or maturities since our last report from the books and records of the Funds to trade confirmations.


We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Provident Institutional Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 1999 with respect to securities reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors, management, and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
December 6, 1999







PROVIDENT INSTITUTIONAL FUNDS
Blue Sky Registration Chart

Information is displayed, by STATE, as follows:
LINE ONE:   BLUE 2 CODE; FUND NAME
LINE TWO:   REGISTRATION PERIOD; REGISTERED AMOUNT; PERMIT #


ALASKA

PIFFEDTR;  Fed Trust;
09/24/99--09/24/01;  100000;  00 01016;

PIFFFUND;  Fed Fund;
09/24/99--09/24/01;  100000;  00 01021;

PIFMCASH;  MuniCash;
09/24/99--09/24/01;  100000;  00 01020;
PIFMFUND;  Muni Fund;
09/24/99--09/24/01;  100000;  00 01019;

PIFTFUND;  T-Fund;
09/24/99--09/24/01;  100000;  00 01018;

PIFTMPCASH;  Temp Cash;
11/21/98--11/21/00;  100000;  99 01121;

PIFTMPFUND;  Temp Fund;
10/28/98--10/28/00;  100000;  99 00644;

PIFTRSTR;  Treasury Trust;
09/24/99--09/24/01;  100000;  00 01017;





ALABAMA

PIFFEDTR;  Fed Trust;
09/23/99--09/22/00;  Indefinite;  ----------;

PIFFFUND;  Fed Fund;
09/23/99--09/22/00;  Indefinite;  ----------;

PIFMCASH;  MuniCash;
09/23/99--09/22/00;  Indefinite;  ----------;

PIFMFUND;  Muni Fund;
09/23/99--09/22/00;  Indefinite;  ----------;

PIFTFUND;  T-Fund;
09/23/99--09/22/00;  Indefinite;  ----------;

PIFTMPCASH;  Temp Cash;
12/31/99--10/31/00;  Indefinite;  NM149703176

PIFTMPFUND;  Temp Fund;
07/14/99--07/13/00;  Indefinite;  700978;

PIFTRSTR;  Treasury Trust;
09/23/99--09/22/00;  Indefinite;  ----------;






ARKANSAS

PIFFEDTR;  Fed Trust;
11/1/99--10/31/00;  150000;  99-M0699-05

PIFFFUND;  Fed Fund;
11/1/99--10/31/00;  150000;  99-M0699-02;

PIFMCASH;  MuniCash;
11/1/99--10/31/00;  150000;  99-M0699-04;

PIFMFUND;  Muni Fund;
11/1/99--10/31/00;  150000;  99-M0699-01;

PIFTFUND;  T-Fund;
11/1/99--10/31/00;  150000;  99-M0699-03;

PIFTMPCASH;  Temp Cash;
 11/01/99--10/31/00;  150000;  99-M0699-08;

PIFTMPFUND;  Temp Fund
11/01/99--10/31/00;  150000;  99-M0699-07

PIFTRSTR;  Treasury Trust;
11/1/99--10/31/00;  150000;  99-M0699-06;




ARIZONA

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/24/99--10/31/99;  Indefinite;  S-0064370-QUAL

PIFFEDTRS;  Fed Trust - Shrs;
09/24/99--10/31/99;  Indefinite;  S-0064371-QUAL;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/24/99--10/31/99;  Indefinite;  S-0064372-QUAL;

PIFFFUNDS;  Fed Fund - Shrs;
 09/24/99--10/31/99;  Indefinite;   S-0064373-;  QUAL;

PIFMCASHD;  MuniCash - Dl Shrs;
09/24/99--10/31/99;  Indefinite;  S-0064374-QUAL;

PIFMCASHS;  MuniCash - Shrs;
09/24/99--10/31/99;  Indefinite;   S-0064375-;  QUAL;

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/24/99--10/31/99;  Indefinite;  S-0064376-QUAL;

PIFMFUNDS;  Muni Fund - Shrs;
09/24/99--10/31/99;  Indefinite;  S-0064377-QUAL;

PIFTCASHDL;  Temp Cash - Dl Shrs;
11/04/99--10/31/00;  Indefinite;  S-0065184-QUAL;

PIFTCASHSH;  Temp Cash - Shrs;
11/04/99--10/31/00;  Indefinite;  S-0065185-QUAL;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/24/99--10/31/99;  Indefinite;  S-0064378-QUAL;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
11/04/99--10/31/00;  Indefinite;  S-0065186-QUAL;

PIFTFUNDP;  T-Fund - Plus Shrs;
  ;  ;  ;

PIFTFUNDS;  T-Fund - Shrs;
 09/24/99--10/31/99;  Indefinite;  S-0064379-QUAL;

PIFTFUNDSH;  Temp Fund - Shrs;
11/04/99--10/31/00;  Indefinite;  S-0065187-QUAL;

PIFTMPFDP;  TempFund - Plus Shrs;
  ;  ;  ;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
 09/24/99--10/31/99;  Indefinite;  S-0064380-QUAL

PIFTRSTRS;  Treasury Trust - Shrs;
09/24/99--10/31/99;  Indefinite;  S-0064381-QUAL;




CALIFONIA

PIF;  Provident Institutional Funds;
11/19/98--11/19/99;  Indefinite;  501-7326;




COLORADO

PIF;  Provident Institutional Funds;
11/01/99--10/30/00;  Indefinite;  IC 91-00-602;




CONNECTICUT

PIFFEDTR;  Fed Trust;
01/01/00--12/31/00;  Indefinite;  1004171;

PIFFFUND;  Fed Fund;
09/23/99--12/31/99;  Indefinite;  1004170;

PIFMCASH;  MuniCash;
09/23/99--12/31/99;  Indefinite;  1004164;

PIFMFUND;  Muni Fund;
 09/23/99--12/31/99;  Indefinite;  1004172

PIFNYMF;  NY Muni;
09/23/99--12/31/99;  Indefinite;  1004166;

PIFTFUND;  T-Fund;
09/23/99--12/31/99;  Indefinite;  1004167;

PIFTMPCASH;  Temp Cash;
01/01/00--12/31/00;  Indefinite;  216041;

PIFTMPFUND;  Temp Fund;
01/01/00--12/31/00;  Indefinite;  216039;

PIFTRSTR;  Treasury Trust;
09/23/99--12/31/99;  Indefinite;  1004165;




DELAWARE

PIFFEDTR;  Fed Trust;
 09/23/99--09/23/00 ;  100000;  ;

PIFFFUND;  Fed Fund;
09/23/99--09/23/00;  100000;  ;

PIFMCASH;  MuniCash;
09/23/99--09/23/00;  100000;

PIFMFUND;  Muni Fund;
09/23/99--09/23/00;  100000;

PIFTFUND;  T-Fund;
09/23/99--09/23/00;  100000;

PIFTMPCASH;  Temp Cash;
01/06/00--01/06/01;  100,000;  3528

PIFTMPFUND;  Temp Fund;
01/06/00--01/06/01;  100,000;  3529

PIFTRSTR;  Treasury Trust;
09/23/99--09/23/00;  100000;




FLORIDA

PIF;  Provident Institutional Funds;
  EXEMPT;




GEORGIA

PIF;  Provident Institutional Funds;
06/23/99--08/23/00;  Indefinite;  56-840678;




HAWAII

PIFCAITRM;  CA Interm Muni;
PENDING;  ;  ;

PIFCAMM;  CA Money;
11/01/99--10/31/00;  Indefinite;  ------------;

PIFFEDTR;  Fed Trust;
09/23/99--10/31/99;  Indefinite;  ------------;

PIFFFUND;  Fed Fund;
11/01/99--10/31/00;  Indefinite;  ------------;

PIFMCASH;  MuniCash;
11/01/99--10/31/00;  Indefinite;  ------------;

PIFMFUND;  Muni Fund;
11/01/99--10/31/00;  Indefinite;  ------------;

PIFNYMF;  NY Muni;
11/01/99--10/31/00;  Indefinite;  ------------;

PIFTFUND;  T-Fund;
11/01/99--10/31/00;  Indefinite;  ------------;

PIFTMPCASH;  Temp Cash;
11/01/99--10/31/00;  Indefinite;  -----------;

PIFTMPFUND;  Temp Fund;
11/01/99--10/31/00;  Indefinite;  -----------;

PIFTRSTR;  Treasury Trust;
11/01/99--10/31/00;  Indefinite;  ------------;




IOWA

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/23/99--09/23/00;  Indefinite;  I-45332;

PIFFEDTRS;  Fed Trust - Shrs;
09/23/99--09/23/00;  Indefinite;  I-45331;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/23/99--09/23/00;  Indefinite;  I-45329;

PIFFFUNDS;  Fed Fund - Shrs;
09/23/99--09/23/00;  Indefinite;  I-45333;

PIFMCASHD;  MuniCash - Dl Shrs;
09/23/99--09/23/00;  Indefinite;  I-45328;

PIFMCASHS;  MuniCash - Shrs;
09/23/99--09/23/00;  Indefinite;  I-45327;

PIFMFUNDAD;  MuniFund - Admin Shrs;
12/15/99--12/15/00;  Indefinite;  I-45956;

PIFMFUNDCM;  MuniFund - Cash Mgmt Shrs;
12/15/99--12/15/00;  Indefinite;  I-45957;

PIFMFUNDCR;  MuniFund - Cash Res Shrs;
12/15/99--12/15/00;  Indefinite;  I-45958;

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/23/99--09/23/00;  Indefinite;  I-45325;

PIFMFUNDP;  MuniFund - Plus Shrs;
12/15/99--12/15/00;  Indefinite;  I-45959;

PIFMFUNDS;  Muni Fund - Shrs;
09/23/99--09/23/00;  Indefinite;  I-45326;

PIFTCASHDL;  Temp Cash - Dl Shrs;
09/10/98--09/10/99;  Indefinite;  I-28436;

PIFTCASHSH;  Temp Cash - Shrs;
09/10/98--09/10/99;  Indefinite;  I-17425;

PIFTFUNDAD;  T-Fund - Admin Shrs;
12/15/99--12/15/00;  Indefinite;  I-45966;

PIFTFUNDCM;  T-Fund - Cash Mgmt  Shrs;
12/15/99--12/15/00;  Indefinite;  I-45964;

PIFTFUNDCR;  T-Fund  - Cash Res Shrs;
12/15/99--12/15/00;  Indefinite;  I-45965;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/23/99--09/23/00;  Indefinite;  I-45324;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
11/05/99--11/05/00;  Indefinite;  I-30689;

PIFTFUNDP;  T-Fund - Plus Shrs;
12/15/99--12/15/00;  Indefinite;  I-45967;

PIFTFUNDS;  T-Fund - Shrs;
 09/23/99--09/23/00;  Indefinite;  I-45323;

PIFTFUNDSH;  Temp Fund - Shrs;
11/05/99--11/05/00;  Indefinite;  I-30690;

PIFTMPDAD;  TempFund - Admin Shrs;
12/15/99--12/15/00;  Indefinite;  I-45961;

PIFTMPFDCM;  TempFund - Cash Mgmt Shrs;
12/15/99--12/15/00;  Indefinite;  I-45963;

PIFTMPFDCR;  TempFund - Cash Res Shrs;
12/15/99--12/15/00;  Indefinite;  I-45962;

PIFTMPFDP;  TempFund - Plus Shrs;
 12/15/99--12/15/00;  Indefinite;  I-45960;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
09/23/99--09/23/00;  Indefinite;  I-45333;

PIFTRSTRS;  Treasury Trust - Shrs;
09/23/99--09/23/00;  Indefinite;  I-45334;




IDAHO

PIFFEDTR;  Fed Trust;
11/01/99--10/31/00;  Indefinite;  51261;

PIFFFUND;  Fed Fund;
11/01/99--10/31/00;  Indefinite;  51262;

PIFMCASH;  MuniCash;
11/01/99--10/31/00;  Indefinite;  51263;

PIFMFUND;  Muni Fund;
11/01/99--10/31/00;  Indefinite;  51264;

PIFTFUND;  T-Fund;
11/01/99--10/31/00;  Indefinite;  51265;

PIFTMPCASH;  Temp Cash;
11/01/99--10/31/00;  Indefinite;  19484;

PIFTMPFUND;  Temp Fund;
11/01/99--10/31/00;  Indefinite;  11913;

PIFTRSTR;  Treasury Trust;
11/01/99--10/31/00;  Indefinite;  51266;




ILLINOIS

PIF;  Provident Institutional Funds;
10/29/99--10/29/00;  Indefinite;  9943639;




INDIANA

PIF;  Provident Institutional Funds;
10/01/99--09/30/00;  Indefinite;  93-0702 IC




KANSAS

PIFFEDTR;  Fed Trust;
09/23/99--09/23/00;  Indefinite;  2000S0000337;

PIFFFUND;  Fed Fund;
09/23/99--09/23/00;  Indefinite;  2000S0000338;

PIFMCASH;  MuniCash;
09/23/99--09/23/00;  Indefinite;  2000S0000339;

PIFMFUND;  Muni Fund;
 09/23/99--09/23/00;  Indefinite;  2000S0000340;

PIFTFUND;  T-Fund;
09/23/99--09/23/00;  Indefinite;  2000S0000341;

PIFTMPCASH;  Temp Cash;
07/01/99--07/01/00;  Indefinite;  92S0002137;

PIFTMPFUND;  Temp Fund;
07/01/99--07/01/00;  Indefinite;  92S0002138;

PIFTRSTR;  Treasury Trust;
09/23/99--09/23/00;  Indefinite;  2000S0000342;




KENTUCKY

PIFFEDTRPR;  Fed Trust Pros.;
09/21/99--09/21/00;  Indefinite;  M37511;

PIFFFUNDPR;  Fed Fund Pros.;
09/21/99--09/21/00;  Indefinite;  M37512;

PIFMCASHPR;  Muni Cash Pros,;
09/21/99--09/21/00;  Indefinite;  M37513;

PIFMFUNDPR;  Muni Fund Pros.;
09/21/99--09/21/00;  Indefinite;  M37514;

PIFTCASHPR;  Temp Cash Pros.;
09/04/99--09/04/00;  Indefinite;  M16962;

PIFTFUNDPR;  T-Fund Pros,;
09/21/99--09/21/00;  Indefinite;  M37515;

PIFTMFNDPR;  Temp Fund Pros.;
10/09/99--10/09/00;  Indefinite;  M8076;

PIFTRSTRPR;  Treasury Trust Pros.;
09/21/99--09/21/00;  Indefinite;  M37516;




LOUISIANA

PIFFEDTRPR;  Fed Trust Pros.;
09/23/99--09/23/00;  100000;  64141;

PIFFFUNDPR;  Fed Fund Pros.;
 09/23/99--09/23/00;  100000;  64142;

PIFMCASHPR;  Muni Cash Pros,;
09/23/99--09/23/00;  100000;  64144;

PIFMFUNDPR;  Muni Fund Pros.;
12/15/99--12/15/00;  100000;  64145;

PIFTCASHPR;  Temp Cash Pros.;
11/22/99--11/22/00;  100000;  64978;

PIFTFUNDPR;  T-Fund Pros,;
12/15/99--12/15/00;  100000;  64143;

PIFTMFNDPR;  Temp Fund Pros.;
12/15/99--12/15/00;  100000;  64139;

PIFTRSTRPR;  Treasury Trust Pros.;
09/23/99--09/23/00;  100000;  64146;




MASSACHESETTS

PIFCAITRMD;  CA Interm Muni - Dl Shrs;
  ;  ;  ;

PIFCAITRMP;  CA Interm Muni - Plus Shrs;
  ;  ;  ;

PIFCAITRMS;  CA Interm Muni - Shares;
  ;  ;  ;

PIFCAMMD;  CA Money - Dl Shrs;
09/24/99--10/31/99;  Indefinite;  -------;

PIFCAMMP;  CA Money - Plus Shrs;
11/01/199--10/31/00;  Indefinite;  -------;

PIFCAMMS;  CA Money - Shrs;
11/01/199--10/31/00;  Indefinite;  -------;

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/24/99--10/31/99;  Indefinite;  -------;

PIFFEDTRS;  Fed Trust - Shrs;
09/24/99--10/31/99;  Indefinite;  -------;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/24/99--10/31/99;  Indefinite;  -------;

PIFFFUNDS;  Fed Fund - Shrs;
09/24/99--10/31/99;  Indefinite;  -------;

PIFMCASHD;  MuniCash - Dl Shrs;
09/24/99--10/31/99;  Indefinite;  -------;

PIFMCASHS;  MuniCash - Shrs;
09/24/99--10/31/99;  Indefinite;  -------;

PIFMFUNDD;  Muni Fund - Dl Shrs;
 09/24/99--10/31/99;  Indefinite;  -------;

PIFMFUNDS;  Muni Fund - Shrs;
09/24/99--10/31/99;  Indefinite;  -------;

PIFTCASHDL;  Temp Cash - Dl Shrs;
11/01/99--10/31/00;  Indefinite;  995905;

PIFTCASHSH;  Temp Cash - Shrs
11/01/99--10/31/00;  Indefinite;  995906;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/24/99--10/31/99;  Indefinite;  -------;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
11/01/99--10/31/00;  Indefinite;  995907;

PIFTFUNDP;  T-Fund - Plus Shrs;
  ;  ;  ;

PIFTFUNDS;  T-Fund - Shrs;
09/24/99--10/31/99;  Indefinite;  -------;

PIFTFUNDSH;  Temp Fund - Shrs;
11/01/99--10/31/00;  Indefinite;  995908;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
 09/24/99--10/31/99;  Indefinite;  -------;

PIFTRSTRS;  Treasury Trust - Shrs;
09/24/99--10/31/99;  Indefinite;  -------;




MARYLAND

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/29/99--10/31/99;  Indefinite;  SM992178;

PIFFEDTRS;  Fed Trust - Shrs;
09/29/99--10/31/99;  Indefinite;  SM992177;

PIFFFUNDD;  Fed Fund - Dl Shrs;
 09/29/99--10/31/99;  Indefinite;  SM992171

PIFFFUNDS;  Fed Fund - Shrs;
09/29/99--10/31/99;  Indefinite;  SM992172;

PIFMCASHD;  MuniCash - Dl Shrs;
09/29/99--10/31/99;  Indefinite;  SM992173;

PIFMCASHS;  MuniCash - Shrs;
09/29/99--10/31/99;  Indefinite;  SM992174;

PIFMFUNDAD;  Muni Fund - Admin Shrs;
01/18/00--10/31/00;  Indefinite;  SM19992766;

PIFMFUNDCM;  Muni Fund - Cash Mng Shrs;
01/18/00--10/31/00;  Indefinite;  SM19992767;

PIFMFUNDCR;  Muni Fund - Cash Res Shrs;
01/18/00--10/31/00;  Indefinite;  SM19992768;

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/29/99--10/31/99;  Indefinite;  SM992175

PIFMFUNDP;  MuniFund - Plus;
01/18/00--10/31/00;  Indefinite;  SM19992765;

PIFMFUNDS;  Muni Fund - Shrs;
09/29/99--10/31/99;  Indefinite;  SM992176;

PIFTCASHDL;  Temp Cash - Dl Shrs;
10/01/98--09/30/99;  Indefinite;  SM921407

PIFTCASHSH;  Temp Cash - Shrs;
10/01/98--09/30/99;  Indefinite;  SM913124;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/29/99--10/31/99;  Indefinite;  SM992170;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
 10/01/98--09/30/99;  Indefinite;  SM921406;

PIFTFUNDP;  T-Fund - Plus Shrs;
  ;  ;  ;

PIFTFUNDS;  T-Fund - Shrs;
09/29/99--10/31/99;  Indefinite;  SM992181;

PIFTFUNDSH;  Temp Fund - Shrs;
10/01/98--09/30/99;  Indefinite;  SM913226;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
09/29/99--10/31/99;  Indefinite;  SM992180

PIFTRSTRS;  Treasury Trust - Shrs;
09/29/99--10/31/99;  Indefinite;  SM992179;




MAINE

PIFFEDTRD;  Fed Trust - Dl Shrs;
10/08/99--10/08/00;  Indefinite;  MF-R-1263;

PIFFEDTRS;  Fed Trust - Shrs;
10/08/99--10/08/00;  Indefinite;  MF-R-1264;

PIFFFUNDD;  Fed Fund - Dl Shrs;
 01/02/00--01/02/01;  Indefinite;  MF-R 99-4361;

PIFFFUNDS;  Fed Fund - Shrs;
01/02/99--01/02/00;  Indefinite;  MF-R 99-4360;

PIFMCASHD;  MuniCash - Dl Shrs;
01/29/00--01/29/01;  Indefinite;  MF R 99-5530;

PIFMCASHS;  MuniCash - Shrs;
01/29/00--01/29/01;  Indefinite;  MF R 99-5531;

PIFMFUNDD;  Muni Fund - Dl Shrs;
01/29/00--01/29/01;  Indefinite;  MF R 99-5528;

PIFMFUNDS;  Muni Fund - Shrs;
01/29/00--01/29/01;  Indefinite;  MF R 99-5529;

PIFTCASHDL;  Temp Cash - Dl Shrs;
12/06/99--12/06/00;  Indefinite;  MF-R-99-3459;

PIFTCASHSH;  Temp Cash - Shrs;
 12/06/99--12/06/00;  Indefinite;  MF-R-99-3460;

PIFTFUNDD;  T-Fund - Dl Shrs;
01/02/99--01/02/00;  Indefinite;  MF-R 99-4359;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
12/01/99--12/01/00;  Indefinite;  MF-R-99-3274;

PIFTFUNDP;  T-Fund - Plus Shrs;
NCR;  ;  ;

PIFTFUNDS;  T-Fund - Shrs;
01/02/99--01/02/00;  Indefinite;  MF-R 99-4358;

PIFTFUNDSH;  Temp Fund - Shrs;
12/06/99--12/06/00;  Indefinite;  MF-R-99-3273;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
01/02/00--01/02/01;  Indefinite;  MF-R 99 4357;

PIFTRSTRS;  Treasury Trust - Shrs;
01/02/00--01/02/01;  Indefinite;  MF-R 99-4356;




MICHIGAN

PIFFEDTRD;  Fed Trust - Dl Shrs;
 09/24/99--09/24/00;  100000;  232028

PIFFEDTRS;  Fed Trust - Shrs;
09/24/99--09/24/00;  100000;  232029;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/24/99--09/24/00;  100000;  232030;

PIFFFUNDS;  Fed Fund - Shrs;
09/24/99--09/24/00;  100000;  232031;

PIFMCASHD;  MuniCash - Dl Shrs;
09/24/99--09/24/00;  100000;  232032;

PIFMCASHS;  MuniCash - Shrs;
09/24/99--09/24/00;  100000;  232033;

PIFMFUNDAD;  Muni Fund - Admin Shrs;
12/17/99--12/17/00;  100,000;  ----------;

PIFMFUNDCM;  Muni Fund - Cash Mng Shrs;
12/17/99--12/17/00;  100,000;  -----------;

PIFMFUNDCR;  Muni Fund - Cash Res Shrs;
12/17/99--12/17/00;  100,000;  -------------;

PIFMFUNDD;  Muni Fund - Dl Shrs;
 09/24/99--09/24/00;  100000;  232034;

PIFMFUNDS;  Muni Fund - Shrs;
09/24/99--09/24/00;  100000;  232035;

PIFTCASHDL;  Temp Cash - Dl Shrs;
12/21/99--12/21/00;  100000;  221962;

PIFTCASHSH;  Temp Cash - Shrs;

12/21/99--12/21/00;  100000;  221968;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/24/99--09/24/00;  100000;  232037;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
05/23/99--05/23/00;  100000;  219586;

PIFTFUNDP;  T-Fund - Plus Shrs;
  ;  ;  ;

PIFTFUNDS;  T-Fund - Shrs;
09/24/99--09/24/00;  100000;  232036;

PIFTFUNDSH;  Temp Fund - Shrs;
05/13/99--05/13/00;  100000;  219587

PIFTRSTRD;  Treasury Trust - Dl Shrs;
 09/24/99--09/24/00;  100000;  232026;

PIFTRSTRS;  Treasury Trust - Shrs;
09/24/99--09/24/00;  100000;  232027;




MINNESOTA

PIF;  Provident Institutional Funds;
11/30/80--09/30/99;  15100000;  R-12536;





MISSOURI

PIFFEDTR;  Fed Trust;
11/01/99--10/31/00;  Indefinite;  1995-00060;

PIFFFUND;  Fed Fund;
11/01/99--10/31/00;  Indefinite;  1995-00060;

PIFMCASH;  MuniCash;
11/01/99--10/31/00;  Indefinite;  1995-00060;

PIFMFUND;  Muni Fund;
11/01/99--10/31/00;  Indefinite;  1995-00060;

PIFTFUND;  T-Fund;
11/01/99--10/31/00;  Indefinite;  1995-00060;

PIFTMPCASH;  Temp Cash;
 10/01/99--09/30/00;  Indefinite;  Q-MT1562;

PIFTMPFUND;  Temp Fund;
10/01/99--09/30/00;  Indefinite;  203592;

PIFTRSTR;  Treasury Trust;
11/01/99--10/31/00;  Indefinite;  1995-00060;





MISSISSIPPI

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/24/99--09/24/00;  Indefinite;  MF-99-09-201;

PIFFEDTRS;  Fed Trust - Shrs;
09/24/99--09/24/00;  Indefinite;  MF-99-09-200;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/24/99--09/24/00;  Indefinite;  MF-99-09-199;

PIFFFUNDS;  Fed Fund - Shrs;
09/24/99--09/24/00;  Indefinite;  MF-99-09-198;

PIFMCASHD;  MuniCash - Dl Shrs;
09/24/99--09/24/00;  Indefinite;  MF-99-09-197;

PIFMCASHS;  MuniCash - Shrs;
09/24/99--09/24/00;  Indefinite;  MF-99-09-196;

PIFMFUNDAD;  Muni Fund - Admin Shrs;
12/15/99--12/15/00;  Indefinite;  MF-99-12-100;

PIFMFUNDCM;  Muni Fund - Cash Mng Shrs;
12/15/99--12/15/00;  Indefinite;  MF-99-12-101;

PIFMFUNDCR;  Muni Fund - Cash Res Shrs;
12/15/99--12/15/00;  Indefinite;  MF-99-12-102;

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/24/99--09/24/00;  Indefinite;  MF-99-09-195;

PIFMFUNDP;  Muni Fund - Plus Shrs;
12/15/99--12/15/00;  Indefinite;  MF-99-12-103;

PIFMFUNDS;  Muni Fund - Shrs;
09/24/99--09/24/00;  Indefinite;  MF-99-09-193;

PIFTCASHDL;  Temp Cash - Dl Shrs;
04/08/99--04/08/00;  150000;  MF-94-04-046;

PIFTCASHSH;  Temp Cash - Shrs;
04/08/99--04/08/00;  150000;  MF-94-04-047

PIFTFUNDAD;  T-Fund - Admin Shrs;
12/15/99--12/15/00;  Indefinite;  MF-99-12-106;

PIFTFUNDCM;  T-Fund - Cash Mng Shr;
12/15/99--12/15/00;  Indefinite;  MF-99-12-105;

PIFTFUNDCR;  T-Fund -  Cash Res Shrs;
12/15/99--12/15/00;  Indefinite;  MF-99-12-111;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/24/99--09/24/00;  Indefinite;  MF-99-09-194;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
07/22/98--07/22/00;  150000;  MF-92-07-058;

PIFTFUNDP;  T-Fund - Plus Shrs;
12/15/99--12/15/00;  Indefinite;  MF-99-12-104;

PIFTFUNDS;  T-Fund - Shrs;
09/24/99--09/24/00;  Indefinite;  MF-99-09-192;

PIFTFUNDSH;  Temp Fund - Shrs;
07/25/99--07/25/00;  160000;  MF-85-10-345;

PIFTMPFDAD;  Temp Fund - Admin SHrs;
12/15/99--12/15/00;  Indefinite;  MF-99-12-107;

PIFTMPFDCM;  Temp Fund - Cash Mng Shrs;
12/15/99--12/15/00;  Indefinite;  MF-99-12-108;

PIFTMPFDCR;  Temp Fund - Cash Res Shrs;
12/15/99--12/15/00;  Indefinite;  MF-99-12-109;

PIFTMPFDP;  Temp Fund - Plus Shrs;
12/15/99--12/15/00;  Indefinite;  MF-99-12-110;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
09/24/99--09/24/00;  Indefinite;  MF-99-09-203;

PIFTRSTRS;  Treasury Trust - Shrs;
09/24/99--09/24/00;  Indefinite;  MF-99-09-202;  ;





MONTANA

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/27/99-09/27/00;  100000;  42128;

PIFFEDTRS;  Fed Trust - Shrs;
  ;  ;  ;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/27/99-09/27/00;  100000;  42130;

PIFFFUNDS;  Fed Fund - Shrs;
 09/27/99-09/27/00;  100000;  42131;

PIFMCASHD;  MuniCash - Dl Shrs;
09/27/99-09/27/00;  100000;  42132;

PIFMCASHS;  MuniCash - Shrs;
09/27/99-09/27/00;  100000;  42133;

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/27/99-09/27/00;  100000;  42134

PIFMFUNDS;  Muni Fund - Shrs;
09/27/99-09/27/00;  100000;  42135;

PIFTCASHDL;  Temp Cash - Dl Shrs;
03/06/99--03/06/00;  200000;  9124

PIFTCASHSH;  Temp Cash - Shrs;
03/06/99--03/06/00;  200000;  32962;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/27/99-09/27/00;  100000;  42136;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
03/16/99--03/16/00;  200000;  9116

PIFTFUNDP;  T-Fund - Plus Shrs;
  ;  ;  ;

PIFTFUNDS;  T-Fund - Shrs;
09/27/99-09/27/00;  100000;  42137;

PIFTFUNDSH;  Temp Fund - Shrs;
 03/16/99--03/16/00;  200000;  32963;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
09/27/99-09/27/00;  100000;  42138;

PIFTRSTRS;  Treasury Trust - Shrs;
09/27/99-09/27/00;  100000;  42139;




NORTH CAROLINA

PIF;  Provident Institutional Funds;
01/01/99--12/31/99;  Indefinite;  1573;




NORTH DAKOTA

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/28/99--09/28/00;  100000;  Z259;

PIFFEDTRS;  Fed Trust - Shrs;
09/28/99--09/28/00;  100000;  Z260;

PIFFFUNDD;  Fed Fund - Dl Shrs;
 09/28/99--09/28/00;  100000;  Z261;

PIFFFUNDS;  Fed Fund - Shrs;
09/28/99--09/28/00;  100000;  Z262;

PIFMCASHD;  MuniCash - Dl Shrs;
09/28/99--09/28/00;  100000;  Z263;

PIFMCASHS;  MuniCash - Shrs;
09/28/99--09/28/00;  100000;  Z264;

PIFMFUNDAD;  Muni Fund - Admin Shrs;
12/15/99--12/15/00;  100,000;  Z941;

PIFMFUNDCM;  Muni Fund - Cash Mng Shrs;
12/15/99--12/15/00;  100,000;  Z942;

PIFMFUNDCR;  Muni Fund - Cash Res Shrs;
12/15/99--12/15/00;  100,000;  Z943;

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/28/99--09/28/00;  100000;  Z265;

PIFMFUNDP;  MuniFund - Plus;
12/15/99--12/15/00;  100,000;  Z944;

PIFMFUNDS;  Muni Fund - Shrs;
09/28/99--09/28/00;  100000;  Z266;

PIFTCASHDL;  Temp Cash - Dl Shrs;
02/01/99--02/01/00;  100000;  J912;

PIFTCASHSH;  Temp Cash - Shrs;
03/07/99--03/07/00;  100000;  4907;

PIFTFUNDAD;  T-Fund - Admin Shrs;
12/15/99--12/15/00;  100,000;  Z949;

PIFTFUNDAD;  T-Fund - Admin Shrs;
12/15/99--12/15/00;  100,000;  Z945;

PIFTFUNDCM;  T-Fund - Cash Mng Shrs;
 12/15/99--12/15/00;  100,000;  Z950;

PIFTFUNDCR;  T-Fund - Cash Res. Shrs;
12/15/99--12/15/00;  100,00;  Z951;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/28/99--09/28/00;  100000;  Z267;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
02/01/99--02/01/00;  100000;  J913;

PIFTFUNDP;  T-Fund - Plus Shrs;
12/15/99--12/15/00;  100,000;  Z952;

PIFTFUNDS;  T-Fund - Shrs;
09/28/99--09/28/00;  100000;  Z268;

PIFTFUNDSH;  Temp Fund - Shrs;
03/27/99--03/27/00;  100000;  4983;

PIFTMPFDCM;  Temp Fund - Cash Mng Shrs;
12/15/99--12/15/00;  100,000;  Z946;

PIFTMPFDCR;  Temp Fund - Cash Res Shrs;
 12/15/99--12/15/00;  100,000;  Z947;

PIFTMPFDP;  Temp Fund - Plus Shrs;
12/15/99--12/15/00;  100,00;  Z948;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
09/28/99--09/28/00;  100000;  Z269;

PIFTRSTRS;  Treasury Trust - Shrs;
09/28/99--09/28/00;  100000;  Z270;




NEBRASKA

PIFFEDTRD;  Fed Trust - Dl Shrs;
11/01/99--11/01/00;  100000;  47983;

PIFFEDTRS;  Fed Trust - Shrs;
11/01/99--11/01/00;  100000;  47773;

PIFFFUNDD;  Fed Fund - Dl Shrs;
04/29/99--04/29/00;  100000;  40295;

PIFFFUNDS;  Fed Fund - Shrs;
02/21/99--02/21/00;  100000;  38204;

PIFMCASHD;  MuniCash - Dl Shrs;
03/12/99--03/12/00;  100000;  38165;

PIFMCASHS;  MuniCash - Shrs;
03/12/99--03/12/00;  100000;  38233;

PIFMFUNDAD;  Muni Fund - Admin Shrs;
12/15/99--12/15/00;  100,000;  39,546;

PIFMFUNDCM;  Muni Fund - Cash Mng Shrs;
12/15/99--12/15/00;  100,000;  39,547;

PIFMFUNDCR;  Muni Fund - Cash Res Shrs;
 12/15/99--12/15/00;  100,000;  39,548;

PIFMFUNDD;  Muni Fund - Dl Shrs;
08/17/99--08/17/00;  100000;  45911;

PIFMFUNDP;  MuniFund - Plus;
12/15/99--12/15/00;  100,000;  39,549

PIFMFUNDS;  Muni Fund - Shrs;
05/09/99--05/09/00;  100000;  41601;

PIFTCASHDL;  Temp Cash - Dl Shrs;
09/04/98--09/04/99;  100000;  45909;

PIFTCASHSH;  Temp Cash - Shrs;
09/04/99--09/04/00;  100000;  45910;

PIFTMPFDAD;  Temp Fund - Admin SHrs;
12/15/99--12/15/00;  100,000;  39,550

PIFTMPFDCM;  Temp Fund - Cash Mng Shrs;
12/15/99--12/15/00;  100,000;  39,551;

PIFTMPFDCR;  Temp Fund - Cash Res Shrs;
12/15/99--12/15/00;  100,000;  39,552;

PIFTMPFDP;  Temp Fund - Plus Shrs;
12/15/99--12/15/00;  100,000;  39,553;

PIFTFUNDAD;  T-Fund - Admin Shrs;
12/15/99--12/15/00;  100,000;  39,554;

PIFTFUNDCM;  T-Fund - Cash Mng Shrs;
12/15/99--12/15/00;  100,000;  39,555;

PIFTFUNDCR;  T-Fund - Cash Res. Shrs;
12/15/99--12/15/00;  100,000;  39,556;

PIFTFUNDD;  T-Fund - Dl Shrs;
04/29/99--04/29/00;  100000;  40297;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
04/30/99--04/30/00;  100000;  40313;

PIFTFUNDP;  T-Fund - Plus Shrs;
12/15/99--12/15/00;  100,000;  39,557;

PIFTFUNDS;  T-Fund - Shrs;
02/21/99--02/21/00;  100000;  38203;

PIFTFUNDSH;  Temp Fund - Shrs;
03/27/99--03/27/00;  100000;  37575;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
04/29/99--04/29/00;  100000;  40296;

PIFTRSTRS;  Treasury Trust - Shrs;
02/21/99--02/21/00;  100000;  38164;




NEW HAMPSHIRE

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/28/99--04/30/00;  Indefinite;  --------;

PIFFEDTRS;  Fed Trust - Shrs;
09/28/99--04/30/00;  Indefinite;  --------;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/28/99--04/30/00;  Indefinite;  --------;

PIFFFUNDS;  Fed Fund - Shrs;
09/28/99--04/30/00;  Indefinite;  --------;

PIFMCASHD;  MuniCash - Dl Shrs;
09/28/99--04/30/00;  Indefinite;  --------;

PIFMCASHS;  MuniCash - Shrs;
09/28/99--04/30/00;  Indefinite;  --------;

PIFMFUNDAD;  Muni Fund - Admin Shrs;
12/14/99--04/30/00;  Indefinite;  --------;

PIFMFUNDCM;  MuniFund - Cash Mgmt Shrs;
12/14/99--04/30/00;  Indefinite;  --------;

PIFMFUNDCR;  Muni Fund - Cash Res Shrs;
12/14/99--04/30/00;  Indefinite;  --------;

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/28/99--04/30/00;  Indefinite;  --------;

PIFMFUNDP;  MuniFund - Plus Shrs;
 12/14/99--04/30/00;  Indefinite;  --------;

PIFMFUNDS;  Muni Fund - Shrs;
09/28/99--04/30/00;  Indefinite;  --------;

PIFTCASHDL;  Temp Cash - Dl Shrs;
 05/01/99--04/30/00;  Indefinite;  --------;

PIFTCASHSH;  Temp Cash - Shrs;
05/01/99--04/30/00;  Indefinite;  --------;

PIFTFUNDD;  T-Fund - Dl Shrs
09/28/99--04/30/00;  Indefinite;  --------;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
05/01/99--04/30/00;  Indefinite;  --------;

PIFTFUNDP;  T-Fund - Plus Shrs;
09/28/99--04/30/00;  Indefinite;  --------;

PIFTFUNDS;  T-Fund - Shrs;
09/28/99--04/30/00;  Indefinite;  --------;

PIFTFUNDSH;  Temp Fund - Shrs;
05/01/99--04/30/00;  Indefinite;  --------;

PIFTMPFDAD;  Temp Fund - Admin SHrs;
12/14/99--04/30/00;  Indefinite;  --------;

PIFTMPFDCM;  Temp Fund - Cash Mng Shrs;
 12/14/99--04/30/00;  Indefinite;  ---------;

PIFTMPFDCR;  Temp Fund - Cash Res Shrs;
12/14/99--04/30/00;  Indefinite;  ---------;

PIFTMPFDP;  Temp Fund - Plus Shrs;
12/14/99--04/30/00;  Indefinite;  --------;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
09/28/99--04/30/00;  Indefinite;  --------;

PIFTRSTRS;  Treasury Trust - Shrs;
09/28/99--04/30/00;  Indefinite;  --------;





NEW MEXICO

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/24/99--09/24/00;  Indefinite;  692407;

PIFFEDTRS;  Fed Trust - Shrs;
09/24/99--09/24/00;  Indefinite;  692408;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/24/99--09/24/00;  Indefinite;  692410;

PIFFFUNDS;  Fed Fund - Shrs;
09/24/99--09/24/00;  Indefinite;  692411;

PIFMCASHD;  MuniCash - Dl Shrs;
09/24/99--09/24/00;  Indefinite;  692412;

PIFMCASHS;  MuniCash - Shrs;
09/24/99--09/24/00;  Indefinite;  692413

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/24/99--09/24/00;  Indefinite;  692414;

PIFMFUNDS;  Muni Fund - Shrs;
09/24/99--09/24/00;  Indefinite;  692415;

PIFTCASHDL;  Temp Cash - Dl Shrs;
  ;  Indefinite;  992738;

PIFTCASHSH;  Temp Cash - Shrs;
11/04/98--11/04/99;  Blue Chip;  680346;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/24/99-09/24/00;  Indefinite;  692409;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
03/10/99--03/10/00;  Indefinite;  992739;

PIFTFUNDP;  T-Fund - Plus Shrs;
  ;  ;  ;

PIFTFUNDS;  T-Fund - Shrs;
09/24/99--09/24/00;  Indefinite;  692406;

PIFTFUNDSH;  Temp Fund - Shrs;
11/04/98--11/04/99;  Blue Chip;  680345;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
09/24/99--09/24/00;  Indefinite;  692416;

PIFTRSTRS;  Treasury Trust - Shrs;
09/24/99--09/24/00;  Indefinite;  692417;




NEVADA

PIFFEDTR;  Fed Trust;
11/1/99--10/31/00;  Blue Chip;  ---------;

PIFFFUND;  Fed Fund;
11/1/99--10/31/00;  Blue Chip;  ---------;

PIFMCASH;  MuniCash;
11/1/99--10/31/00;  Blue Chip;  ---------;

PIFMFUND;  Muni Fund;
11/01/99--10/31/00;  Blue Chip;  ---------;

PIFTFUND;  T-Fund;
11/01/99--10/31/00;  Blue Chip;  ---------;

PIFTMPCASH;  Temp Cash;
10/01/98--09/30/99;  Blue Chip;  --------;

PIFTMPFUND;  Temp Fund;
11/01/99--10/31/00;  Blue Chip ;  --------;

PIFTRSTR;  Treasury Trust;
11/1/99--10/31/00;  Blue Chip;  ---------;




NEW YORK

PIFFEDTR;  Fed Trust;
09/28/99--09/28/03;  Indefinite;  --------;

PIFFFUND;  Fed Fund;
09/28/99--09/28/03;  Indefinite;  --------;

PIFMCASH;  MuniCash;
09/28/99--09/28/03;  Indefinite;  --------;

PIFMFUND;  Muni Fund;
09/28/99--09/28/03;  Indefinite;  --------;

PIFNYMF;  NY Muni;
09/28/99--09/28/03;  Indefinite;  --------;

PIFTFUND;  T-Fund;
09/28/99--09/28/03;  Indefinite;  --------;

PIFTMPCASH;  Temp Cash;
05/13/97--05/13/01;  Indefinite;  S 22 12 02

PIFTMPFUND;  Temp Fund;
08/06/97--08/06/01;  Indefinite;  S 12 77 60;

PIFTRSTR;  Treasury Trust;
09/28/99--09/28/03;  Indefinite;  --------;





OHIO

PIFFEDTRPR;  Fed Trust Pros.;
09/28/99--10/28/00;  100000;  20442;

PIFFFUNDPR;  Fed Fund Pros.;
09/28/99--10/28/00;  100000;  20441;

PIFMCASHPR;  Muni Cash Pros,;
09/28/99--10/28/00;  100000;  20443;

PIFMFUNDPR;  Muni Fund Pros.;
09/28/99--10/28/00;  100000;  20444;

PIFTCASHPR;  Temp Cash Pros.;
05/26/99--06/26/00;  100000;  18311;

PIFTFUNDPR;  T-Fund Pros,;
09/28/99--10/28/00;  100000;  20445;

PIFTMFNDPR;  Temp Fund Pros.;
07/08/99--08/08/00;  100000;  19077;

PIFTRSTRPR;  Treasury Trust Pros.;
09/28/99--10/28/00;  100000;  20446;





OKLAHOMA

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/27/99--09/27/00;  Indefinite;  SE-2005714;

PIFFEDTRS;  Fed Trust - Shrs;
09/27/99--09/27/00;  Indefinite;  SE-2005713;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/27/99--09/27/00;  Indefinite;  SE-2005708;

PIFFFUNDS;  Fed Fund - Shrs;
09/27/99--09/27/00;  Indefinite;  SE-2005707;

PIFMCASHD;  MuniCash - Dl Shrs;
09/27/99--09/27/00;  Indefinite;  SE-2005716;

PIFMCASHS;  MuniCash - Shrs;
09/27/99--09/27/00;  Indefinite;  SE-2005715;

PIFMFUNDAD;  Muni Fund - Admin Shrs;
12/15/99--12/15/00;  Indefinite;  SE-2009278;

PIFMFUNDCM;  Muni Fund - Cash Mng Shrs;
12/15/99--12/15/00;  Indefinite;  SE-2009279;

PIFMFUNDCR;  Muni Fund - Cash Res Shrs;
12/15/99--12/15/00;  Indefinite;  SE-2009280;

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/27/99--09/27/00;  Indefinite;  SE-2005706;

PIFMFUNDP;  MuniFund - Plus;
12/15/99--12/15/00;  Indefinite;  SE-2009277;

PIFMFUNDS;  Muni Fund - Shrs;
09/27/99--09/27/00;  Indefinite;  SE-2005705;

PIFTCASHPR;  Temp Cash Pros.;
03/11/99--03/11/00;  200000;  SE-179497;

PIFTFUNDAD;  T-Fund - Admin Shrs;
12/15/99--12/15/00;  Indefinite;  SE-2009274;

PIFTFUNDCM;  T-Fund - Cash Mng Shrs;
12/15/99--12/15/00;  Indefinite;  SE-2009275;

PIFTFUNDCR;  T-Fund - Cash Res. Shrs;
12/15/99--12/15/00;  Indefinite;  SE-2009276;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/27/99--09/27/00;  Indefinite;  SE-2005710;

PIFTFUNDP;  T-Fund - Plus Shrs;
12/15/99--12/15/00;  Indefinite;  SE-2009273;

PIFTFUNDS;  T-Fund - Shrs;
09/27/99--09/27/00;  Indefinite;  SE-2005709;

PIFTMFNDPR;  Temp Fund Pros.;
04/14/99--04/14/00;  200000;  SE-217997;

PIFTMPFDAD;  Temp Fund - Admin SHrs;
12/15/99--12/15/00;  Indefinite;  SE-2009270;

PIFTMPFDCM;  Temp Fund - Cash Mng Shrs;
12/15/99--12/15/00;  Indefinite;  SE-2009271;

PIFTMPFDCR;  Temp Fund - Cash Res Shrs;
12/15/99--12/15/00;  Indefinite;  SE-2009272;

PIFTMPFDP;  Temp Fund - Plus Shrs;
12/15/99--12/15/00;  Indefinite;  SE-2009269;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
09/27/99--09/27/00;  Indefinite;  SE-2005712;

PIFTRSTRS;  Treasury Trust - Shrs;
09/27/99--09/27/00;  Indefinite;  SE-2005711;





OREGON

PIFFEDTRPR;  Fed Trust Pros.;
09/28/99--09/27/00;  Indefinite;  1999-1207;

PIFFFUNDPR;  Fed Fund Pros.;
09/28/99--09/27/00;  Indefinite;  1999-1208;

PIFMCASHPR;  Muni Cash Pros,;
09/28/99--09/27/00;  Indefinite;  1999-1202;

PIFMFUNDPR;  Muni Fund Pros.;
09/28/99--09/27/00;  Indefinite;  1999-1210;

PIFTCASHPR;  Temp Cash Pros.;
03/08/99--03/08/00;  Indefinite;  1985-25842;

PIFTFUNDPR;  T-Fund Pros,;
09/28/99--09/27/00;  Indefinite;  1999-1211;

PIFTMFNDPR;  Temp Fund Pros.;
03/08/99--03/08/00;  Indefinite;  1984-22832;

PIFTRSTRPR;  Treasury Trust Pros.;
09/28/99--09/27/00;  Indefinite;  1999-1209;




PENNSYLVANIA

PIF;  Provident Institutional Funds;
11/29/99--11/29/00;  Indefinite;  87-08-181MF;




PUERTO RICO

PIFFEDTRD;  Fed Trust - Dl Shrs;
  ;  ;  ;

PIFFEDTRS;  Fed Trust - Shrs;
  ;  ;  ;

PIFFFUNDD;  Fed Fund - Dl Shrs;
  ;  ;  ;

PIFFFUNDS;  Fed Fund - Shrs;
  ;  ;  ;

PIFMCASHD;  MuniCash - Dl Shrs;
  ;  ;  ;

PIFMCASHS;  MuniCash - Shrs;
  ;  ;  ;

PIFMFUNDD;  Muni Fund - Dl Shrs;
  ;  ;  ;

PIFMFUNDS;  Muni Fund - Shrs;
  ;  ;  ;

PIFTCASHDL;  Temp Cash - Dl Shrs;
  08/25/98--08/25/99;  175000;  S-17540;

PIFTCASHSH;  Temp Cash - Shrs;
10/29/98--10/29/99;  175000;  S-17541;

PIFTFUNDD;  T-Fund - Dl Shrs;
  ;  ;  ;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
09/16/99--09/16/00;  175000;  S-17542;

PIFTFUNDP;  T-Fund - Plus Shrs;
  ;  ;  ;

PIFTFUNDS;  T-Fund - Shrs;
  ;  ;  ;

PIFTFUNDSH;  Temp Fund - Shrs;
10/31/98--10/31/99;  175000;  S-17539;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
  ;  ;  ;

PIFTRSTRS;  Treasury Trust - Shrs;
  ;  ;  ;





RHODE ISLAND

PIFFEDTR;  Fed Trust;
  ;  ;  ;

PIFFFUND;  Fed Fund;
PENDING;  ;  ;

PIFMCASH;  MuniCash;
  ;  ;  ;

PIFMFUND;  Muni Fund;
  ;  ;  ;

PIFTFUND;  T-Fund;
  ;  ;  ;

PIFTMPCASH;  Temp Cash;
04/14/99--04/14/00;  Blue Chip;  --------;

PIFTMPFUND;  Temp Fund;
09/17/99--09/17/00;  Blue Chip ;  --------;

PIFTRSTR;  Treasury Trust;
  ;  ;  ;





SOUTH CAROLINA

PIFFEDTR;  Fed Trust;
09/27/99--09/27/00;  999999999;  MF12621;

PIFFFUND;  Fed Fund;
09/27/99--09/27/00;  999999999;  MF12620;

PIFMCASH;  MuniCash;
09/27/99--09/27/00;  999999999;  MF12619;

PIFMFUND;  Muni Fund;
09/27/99--09/27/00;  999999999;  MF12618;

PIFTFUND;  T-Fund;
09/27/99--09/27/00;  999999999;  MF12622;

PIFTMPCASH;  Temp Cash;
03/29/99--03/29/00;  999999999;  MF4421;

PIFTMPFUND;  Temp Fund;
11/20/99--11/20/00;  999999999;  MF4396;

PIFTRSTR;  Treasury Trust;
 09/27/99--09/27/00;  999999999;  MF12617;





SOUTH DAKOTA;

  PIFFEDTRD;  Fed Trust - Dl Shrs;
09/27/99--09/27/00;  Indefinite;  19802;

PIFFEDTRS;  Fed Trust - Shrs;
09/27/99--09/27/00;  Indefinite;  19801;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/27/99--09/27/00;  Indefinite;  19803;

PIFFFUNDS;  Fed Fund - Shrs;
09/27/99--09/27/00;  Indefinite;  19804;

PIFMCASHD;  MuniCash - Dl Shrs;
09/27/99--09/27/00;  Indefinite;  19805;

PIFMCASHS;  MuniCash - Shrs;
09/27/99--09/27/00;  Indefinite;  19806;

PIFMFUNDAD;  Muni Fund - Admin Shrs;
12/15/99--12/15/00;  Indefinite;  20491;

PIFMFUNDCM;  Muni Fund - Cash Mng Shrs;
12/15/99--12/15/00;  Indefinite;  20492;

PIFMFUNDCR;  Muni Fund - Cash Res Shrs;
12/15/99--12/15/00;  Indefinite;  20490

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/27/99--09/27/00;  Indefinite;  19807;

PIFMFUNDP;  MuniFund - Plus;
12/15/99--12/15/00;  Indefinite;  20489;

PIFMFUNDS;  Muni Fund - Shrs;
09/27/99--09/27/00;  Indefinite;  19808;

PIFTCASHDL;  Temp Cash - Dl Shrs;
03/05/98--03/05/99;  Indefinite;  13452;

PIFTCASHSH;  Temp Cash - Shrs;
03/05/99--03/05/00;  Indefinite;  13453;

PIFTFUNDAD;  T-Fund - Admin Shrs;
12/15/99--12/15/00;  Indefinite;  20497;

PIFTFUNDCM;  T-Fund - Cash Mng Shrs;
12/15/99--12/15/00;  Indefinite;  20498;

PIFTFUNDCR;  T-Fund - Cash Res. Shrs;
12/15/99--12/15/00;  Indefinite;  20500;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/27/99--09/27/00;  Indefinite;  19800;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
10/18/99--10/18/00;  Indefinite;  11340;

PIFTFUNDP;  T-Fund - Plus Shrs;
12/15/99--12/15/00;  Indefinite;  20499;

PIFTFUNDS;  T-Fund - Shrs;
09/27/99--09/27/00;  Indefinite;  19799;

PIFTFUNDSH;  Temp Fund - Shrs;
10/18/99--10/18/00;  Indefinite;  11341;

PIFTMPFDAD;  Temp Fund - Admin SHrs;
12/15/99--12/15/00;  Indefinite;  20493;

PIFTMPFDCM;  Temp Fund - Cash Mng Shrs;
12/15/99--12/15/00;  Indefinite;  20495;

PIFTMPFDCR;  Temp Fund - Cash Res Shrs;
12/15/99--12/15/00;  Indefinite;  20494;

PIFTMPFDP;  Temp Fund - Plus Shrs;
12/15/99--12/15/00;  Indefinite;  20496;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
09/27/99--09/27/00;  Indefinite;  19810;

PIFTRSTRS;  Treasury Trust - Shrs;
09/27/99--09/27/00;  Indefinite;  19809;




TENNESSEE

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/27/99--10/31/99;  Indefinite;  M99-2886;

PIFFEDTRS;  Fed Trust - Shrs;
09/27/99--10/31/99;  Indefinite;  M99-2886;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/27/99--10/31/99;  Indefinite;  M99-2886;

PIFFFUNDS;  Fed Fund - Shrs;
09/27/99--10/31/99;  Indefinite;  M99-2886;

PIFMCASHD;  MuniCash - Dl Shrs;
09/27/99--10/31/99;  Indefinite;  M99-2886;

PIFMCASHS;  MuniCash - Shrs;
09/27/99--10/31/99;  Indefinite;  M99-2886;

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/27/99--10/31/99;  Indefinite;  M99-2886;

PIFMFUNDS;  Muni Fund - Shrs;
09/27/99--10/31/99;  Indefinite;  M99-2886;

PIFTCASHDL;  Temp Cash - Dl Shrs;
10/01/98--09/30/99;  Indefinite;  RM98-4406;

PIFTCASHSH;  Temp Cash - Shrs;
 10/01/98--09/30/99;  Indefinite;  RM98-4406;

PIFTFUNDD;  T-Fund - Dl Shrs;
  09/27/99--10/31/99;  Indefinite;  M99-2886;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
10/01/98--09/30/99;  Indefinite;  RM98-4406;

PIFTFUNDP;  T-Fund - Plus Shrs;
  ;  ;  ;

PIFTFUNDS;  T-Fund - Shrs;
09/27/99--10/31/99;  Indefinite;  M99-2886;

PIFTFUNDSH;  Temp Fund - Shrs;
10/01/98--09/30/99;  Indefinite;  RM98-4406;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
09/27/99--10/31/99;  Indefinite;  M99-2886;

PIFTRSTRS;  Treasury Trust - Shrs;
09/27/99--10/31/99;  Indefinite;  M99-2886;





TEXAS

PIFFEDTRD;  Fed Trust - Dl Shrs;
11/1/99--10/31/00;  100000;  C 60500-000-00

PIFFEDTRS;  Fed Trust - Shrs;
11/1/99--10/31/00;  100000;  C 60501-000-00;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/28/99--10/31/99;  100000;  C 60502-000-00;

PIFFFUNDS;  Fed Fund - Shrs;
11/1/99--10/31/00;  100000;  C 60503-000-00;

PIFMCASHD;  MuniCash - Dl Shrs;
11/1/99--10/31/00;  100000;  C 60504-000-00;

PIFMCASHS;  MuniCash - Shrs;
11/1/99--10/31/00;  100000;  C 60505-000-00;

PIFMFUNDAD;  Muni Fund - Admin Shrs;
12/15/99--10/31/00;  100,000;  C 61152-000-00;

PIFMFUNDCM;  Muni Fund - Cash Mng Shrs;
12/15/99--10/31/00;  100,000;  C 61153-000-00;

PIFMFUNDCR;  Muni Fund - Cash Res Shrs;
12/15/99--10/31/00;  100,000;  C 61154-000-00;

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/28/99--10/31/99;  100000;  C 60506-000-00;

PIFMFUNDP;  MuniFund - Plus;
11/1/99--10/31/00;  100,000;  C 61155-000-00;

PIFMFUNDS;  Muni Fund - Shrs;
11/1/99--10/31/00;  100000;  C 60507-000-00;

PIFTCASHDL;  Temp Cash - Dl Shrs;
11/01/99--10/30/00;  110,000;  C 40270-001-07;

PIFTCASHSH;  Temp Cash - Shrs;
10/01/98--09/30/99;  100000;  C 50495-000-03;

PIFTFUNDAD;  T-Fund - Admin Shrs;
12/15/99--10/31/00;  100,000;  C 61156-000-00;

PIFTFUNDCM;  T-Fund - Cash Mng Shrs;
12/15/99--10/31/00;  100,000;  C 61157-000-00;

PIFTFUNDCR;  T-Fund - Cash Res. Shrs;
12/15/99--10/31/00;  100,000;  C 61158-000-00;

PIFTFUNDD;  T-Fund - Dl Shrs;
11/1/99--10/31/00;  100000;  C 60508-000-00;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
11/1/99--10/31/00;  100000;  C 41268-000-06;

PIFTFUNDP;  T-Fund - Plus Shrs;
12/15/99--10/31/00;  100,000;  C 61159-000-00;

PIFTFUNDS;  T-Fund - Shrs;
11/1/99--10/31/00;  100000;  C 60509-000-00;

PIFTFUNDSH;  Temp Fund - Shrs;
10/01/98--09/30/99;  97192.99;  C 24580-002-14;

PIFTMPFDAD;  Temp Fund - Admin SHrs;
12/15/99--10/31/00;  100,000;  C 61160-000-00;

PIFTMPFDCM;  Temp Fund - Cash Mng Shrs;
12/15/99--10/31/00;  100,000;  C 61161-000-00

PIFTMPFDCR;  Temp Fund - Cash Res Shrs;
12/15/99--10/31/00;  100,000;  C 61162-000-00;

PIFTMPFDP;  Temp Fund - Plus Shrs;
12/15/99--10/31/00;  100,000;  C 61163-000-00;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
11/1/99--10/31/00;  100000;  C 60510-000-00;

PIFTRSTRS;  Treasury Trust - Shrs;
11/1/99--10/31/00;  100000;  C 60511-000-00;





UTAH

PIFFEDTRPR;  Fed Trust Pros.;
09/28/99--09/28/00;  Indefinite;  B00151606;

PIFFFUNDPR;  Fed Fund Pros.;
09/28/99--09/28/00;  Indefinite;  B00151658;

PIFMCASHPR;  Muni Cash Pros,;
09/28/99--09/28/00;  Indefinite;  B00151645;

PIFMFUNDPR;  Muni Fund Pros.;
09/28/99--09/28/00;  Indefinite;  B00151632;

PIFTCASHPR;  Temp Cash Pros.;
03/07/99--03/07/00;  Indefinite;  B-00112593;

PIFTFUNDPR;  T-Fund Pros,;
09/28/99--09/28/00;  Indefinite;  B00151619;

PIFTMFNDPR;  Temp Fund Pros.;
08/10/99--08/10/00;  Indefinite;  B-00142935;

PIFTRSTRPR;  Treasury Trust Pros.;
 09/28/99--09/28/00;  Indefinite;  B00151671;





VIRGINIA

PIF;  Provident Institutional Funds;
09/07/99--09/07/00;  Indefinite;  1466;




VERMONT

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/28/99--09/28/00;  400,000;  9/30/99-40;

PIFFEDTRS;  Fed Trust - Shrs;
09/28/99--09/28/00;  400,000;  9/30/99-42;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/28/99--09/28/00;  400,000;  9/30/99-41;

PIFFFUNDS;  Fed Fund - Shrs;
09/28/99--09/28/00;  400,000;  9/30/99-94;

PIFMCASHD;  MuniCash - Dl Shrs;
09/28/99--09/28/00;  400,000;  9/30/99-43;

PIFMCASHS;  MuniCash - Shrs;
 09/28/99--09/28/00;  400,000;  9/30/99-45

PIFMFUNDAD;  Muni Fund - Admin Shrs;
12/15/99--12/15/00;  400,000;  1/11/00-05;

PIFMFUNDCM;  Muni Fund - Cash Mng Shrs;
12/15/99--12/15/00;  400,000;  1/11/00-06;

PIFMFUNDCR;  Muni Fund - Cash Res Shrs;
12/15/99--12/15/00;  400,000;  1/11/00-07;

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/28/99--09/28/00;  400,000;  9/30/99-46;

PIFMFUNDP;  MuniFund - Plus;
12/15/99--12/15/00;  400,000;  1/11/00-04;

PIFMFUNDS;  Muni Fund - Shrs;
09/28/99--09/28/00;  400,000;  9/30/99-36;

PIFTCASHDL;  Temp Cash - Dl Shrs;
10/21/99--10/21/00;  400,000;  10/08/93-05;

PIFTCASHSH;  Temp Cash - Shrs;
09/30/99--09/30/00;  400,000;  12/30/91-03;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/28/99--09/28/00;  400,000;  9/30/99-37;

PIFTMPFDAD;  Temp Fund - Admin SHrs;
12/15/99--12/15/00;  400,000;  1/11/00-11;

PIFTMPFDCM;  Temp Fund - Cash Mng Shrs;
12/15/99--12/15/00;  400,000;  1/11/00-10;

PIFTMPFDCR;  Temp Fund - Cash Res Shrs;
12/15/99--12/15/00;  400,000;  1/11/00-09;

PIFTMPFDP;  Temp Fund - Plus Shrs;
12/15/99--12/15/00;  400,000;  1/11/00-08;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
12/02/99--12/02/00;  400,000;  11/23/92-13;

PIFTFUNDAD;  T-Fund - Admin Shrs;
12/15/99--12/15/00;  400,000;  1/11/00-12;

PIFTFUNDCM;  T-Fund - Cash Mng Shrs;
12/15/99--12/15/00;  400,000;  1/11/00-14;

PIFTFUNDCR;  T-Fund - Cash Res. Shrs;
12/15/99--12/15/00;  400,000;  1/11/00-15;

PIFTFUNDP;  T-Fund - Plus Shrs;
12/15/99--12/15/00;  400,000;  1/11/00-13;

PIFTFUNDS;  T-Fund - Shrs;
09/28/99--09/28/00;  400,000;  9/30/99-35;

PIFTFUNDSH;  Temp Fund - Shrs;
09/30/99--09/30/00;  400,000;  5/02/80-02;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
09/28/99--09/28/00;  400,000;  9/30/99-38;

PIFTRSTRS;  Treasury Trust - Shrs;
09/28/99--09/28/00;  400,000;  9/30/99-39





WASHINGTON

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/28/99--09/28/00;  100000;  C-63089;

PIFFEDTRS;  Fed Trust - Shrs;
09/28/99--09/28/00;  100000;  C-63096;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/28/99--09/28/00;  100000;  C-63091;

PIFFFUNDS;  Fed Fund - Shrs;
09/28/99--09/28/00;  100000;  C-63092;

PIFMCASHD;  MuniCash - Dl Shrs;
09/28/99--09/28/00;  100000;  C-63093;

PIFMCASHS;  MuniCash - Shrs;
09/28/99--09/28/00;  100000;  C-63094;

PIFMFUNDAD;  Muni Fund - Admin Shrs;
12/15/99--12/15/00;  100,000;  C-63655;

PIFMFUNDCM;  Muni Fund - Cash Mng Shrs;
12/15/99--12/15/00;  100,000;  C-63656;

PIFMFUNDCR;  Muni Fund - Cash Res Shrs;
12/15/99--12/15/00;  100,000;  C-63658

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/28/99--09/28/00;  100000;  C-63095;

PIFMFUNDP;  MuniFund - Plus;
12/15/99--12/15/00;  100,000;  C-63657;

PIFMFUNDS;  Muni Fund - Shrs;
09/28/99--09/28/00;  100000;  C-63086;

PIFTCASHDL;  Temp Cash - Dl Shrs;
03/12/99--03/12/00;  100000;  C-37975;

PIFTCASHSH;  Temp Cash - Shrs;
03/12/99--03/12/00;  100000;  C-20128;

PIFTFUNDAD;  T-Fund - Admin Shrs;
12/15/99--12/15/00;  100,000;  C-63663;

PIFTFUNDCM;  T-Fund - Cash Mng Shrs;
12/15/99--12/15/00;  100,000;  C-63665;

PIFTFUNDCR;  T-Fund - Cash Res. Shrs;
12/15/99--12/15/00;  100,000;  C-63666;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/28/99--09/28/00;  100000;  C-63088;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
03/13/99--03/13/00;  100000;  C-37976;

PIFTFUNDP;  T-Fund - Plus Shrs;
12/15/99--12/15/00;  100,000;  C-63659;

PIFTFUNDS;  T-Fund - Shrs;
09/28/99--09/28/00;  100000;  C-63087;

PIFTFUNDSH;  Temp Fund - Shrs;
03/13/99--03/13/00;  100000;  C-19945 ;

PIFTMPFDAD;  Temp Fund - Admin SHrs;
12/15/99--12/15/00;  100,000;  C-63660;

PIFTMPFDCM;  Temp Fund - Cash Mng Shrs;
12/15/99--12/15/00;  100,000;  C-63664;

PIFTMPFDCR;  Temp Fund - Cash Res Shrs;
12/15/99--12/15/00;  100,000;  C-63662;

PIFTMPFDP;  Temp Fund - Plus Shrs;
 12/15/99--12/15/00;  100,000;  C-63661;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
09/28/99--09/28/00;  100000;  C-63085;

PIFTRSTRS;  Treasury Trust - Shrs;
09/28/99--09/28/00;  100000;  C-63090;




WISCONSIN

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/27/99--10/31/99;  Indefinite;  374249-03;

PIFFEDTRS;  Fed Trust - Shrs;
 09/27/99--10/31/99;  Indefinite;  374250-03;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/27/99--10/31/99;  Indefinite;  374252-03;

PIFFFUNDS;  Fed Fund - Shrs;
 09/27/99--10/31/99;  Indefinite;  374251-03;

PIFMCASHD;  MuniCash - Dl Shrs;
11/01/99--10/31/00;  Indefinite;  374253-03;

PIFMCASHS;  MuniCash - Shrs;
11/01/99--10/31/00;  Indefinite;  374254-03;

PIFMFUNDAD;  Muni Fund - Admin Shrs;
12/15/99--10/31/00;  Indefinite;  379539-03

PIFMFUNDCM;  Muni Fund - Cash Mng Shrs;
12/15/99--10/31/00;  Indefinite;  379540-03;

PIFMFUNDCR;  Muni Fund - Cash Res Shrs;
12/15/99--10/31/00;  Indefinite;  379541-03;

PIFMFUNDD;  Muni Fund - Dl Shrs;
11/01/99--10/31/00;  Indefinite;  374256-03;

PIFMFUNDP;  MuniFund - Plus;
12/15/99--10/31/00;  Indefinite;  379538-03;

PIFMFUNDS;  Muni Fund - Shrs;
11/01/99--10/31/00;  Indefinite;  374255-03;

PIFTCASHDL;  Temp Cash - Dl Shrs;
11/01/99--10/31/00;  Indefinite;  107476-03

PIFTFUNDAD;  T-Fund - Admin Shrs;
12/15/99--10/31/00;  Indefinite;  379542-03;

PIFTFUNDAD;  T-Fund - Admin Shrs;
12/15/99--10/31/00;  Indefinite;  379547-03;

PIFTFUNDB;  Temp Fund - Class B;
11/01/99--10/31/00;  Indefinite;  107474-03;

PIFTFUNDCM;  T-Fund - Cash Mng Shrs;
12/15/99--10/31/00;  Indefinite;  379544-03;

PIFTFUNDCR;  T-Fund - Cash Res. Shrs;
12/15/99--10/31/00;  Indefinite;  379543-03;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/27/99--10/31/99;  Indefinite;  374248-03;

PIFTFUNDP;  T-Fund - Plus Shrs;
09/27/99--10/31/99;  Indefinite;  374247-03;

PIFTFUNDS;  T-Fund - Shrs;
12/15/99--10/31/00;  Indefinite;  379545-03;

PIFTMPFDCM;  Temp Fund - Cash Mng Shrs;
12/15/99--10/31/00;  Indefinite;  379549-03

PIFTMPFDCR;  Temp Fund - Cash Res Shrs;
12/15/99--10/31/00;  Indefinite;  379548-03;

PIFTMPFDP;  Temp Fund - Plus Shrs;
12/15/99--10/31/00;  Indefinite;  379546-03;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
09/27/99--10/31/99;  Indefinite;  374257-03;

PIFTRSTRS;  Treasury Trust - Shrs;
09/27/99--10/31/99;  Indefinite;  374258-03




WEST VIRGINIA

PIFFEDTRD;  Fed Trust - Dl Shrs;
09/28/99--99/99/99;  100000;  MF 36251

PIFFEDTRS;  Fed Trust - Shrs;
09/28/99--99/99/99;  100000;  MF 36249;

PIFFFUNDD;  Fed Fund - Dl Shrs;
09/28/99--99/99/99;  100000;  MF 36240;

PIFFFUNDS;  Fed Fund - Shrs;
09/28/99--99/99/99;  100000;  MF 36247;

PIFMCASHD;  MuniCash - Dl Shrs;
09/28/99--99/99/99;  100000;  MF 36245;

PIFMCASHS;  MuniCash - Shrs;
09/28/99--99/99/99;  100000;  MF 36243;

PIFMFUNDAD;  Muni Fund - Admin Shrs;
12/15/99--99/99/99;  100,000;  MF 36943;

PIFMFUNDCM;  Muni Fund - Cash Mng Shrs;
12/15/99--99/99/99;  100,000;  MF 36944;

PIFMFUNDCR;  Muni Fund - Cash Res Shrs;
12/15/99--99/99/99;  100,000;  MF 36945;

PIFMFUNDD;  Muni Fund - Dl Shrs;
09/28/99--99/99/99;  100000;  MF 36239;

PIFMFUNDP;  MuniFund - Plus;
12/15/99--99/99/99;  100,000;  MF 36946;

PIFMFUNDS;  Muni Fund - Shrs;
09/28/99--99/99/99;  100000;  MF 36242

PIFTCASHDL;  Temp Cash - Dl Shrs;
NCR;  ;  ;

PIFTCASHSH;  Temp Cash - Shrs;
NCR;  ;  ;

PIFTFUNDAD;  T-Fund - Admin Shrs;
12/15/99--99/99/99;  100,000;  MF 36939;

PIFTFUNDCM;  T-Fund - Cash Mng Shrs;
12/15/99--99/99/99;  100,000;  MF 36941;

PIFTFUNDCR;  T-Fund - Cash Res. Shrs;
12/15/99--99/99/99;  100,000;  MF 36940;

PIFTFUNDD;  T-Fund - Dl Shrs;
09/28/99--99/99/99;  100000;  MF 36253;

PIFTFUNDDL;  Temp Fund -  Dl Shrs;
NCR;  ;  ;

PIFTFUNDP;  T-Fund - Plus Shrs;
12/15/99--99/99/99;  100,000;  MF 36942;

PIFTFUNDS;  T-Fund - Shrs;
09/28/99--99/99/99;  100000;  MF 36256;

PIFTFUNDSH;  Temp Fund - Shrs;
NCR;  ;  ;

PIFTMPFDAD;  Temp Fund - Admin SHrs;
12/15/99--99/99/99;  100,000;  MF 36947;

PIFTMPFDCM;  Temp Fund - Cash Mng Shrs;
12/15/99--99/99/99;  100,000;  MF 36948

PIFTMPFDCR;  Temp Fund - Cash Res Shrs;
12/15/99--99/99/99;  100,000;  MF 36949;

PIFTMPFDP;  Temp Fund - Plus Shrs;
12/15/99--99/99/99;  100,000;  MF 36950;

PIFTRSTRD;  Treasury Trust - Dl Shrs;
09/28/99--99/99/99;  100000;  MF 36255;

PIFTRSTRS;  Treasury Trust - Shrs;
09/28/99--99/99/99;  100000;  MF 36234;




WYOMING

PIF;  Provident Institutional Funds;
11/01/99--10/31/01;  Blue Chip ;  19599